Reich & Tang L.P.
                                100 Park Avenue
                            New York, New York 10017


                                              January 5, 1989


Board of Directors of
Tax Exempt Proceeds Fund, Inc.

Gentlemen:

     We hereby subscribe for 100,000 of the Common Stock, $.001 par value per share, of Tax Exempt Proceeds Fund, Inc., a Maryland corporation (the "Corporation"). Our payment in full is confirmed.

     We hereby represent and agree that we are purchaseing these shares of stock for investment purposes, for our account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares.


                                              Very truly yours,

                                              Reich & Tang L.P.

                                              By: Reich & TAng, Inc.
                                                    General Partner


                                              By: \s\ Harold C. Butler





Confirmed and Accepted:

TAX EXEMPT PROCEEDS FUND, INC>


By: \s\ Bernadette N. Finn